Exhibit 10.21

CHANGE-IN-CONTROL SEVERANCE AGREEMENT
This CHANGE-IN-CONTROL SEVERANCE AGREEMENT (this “Agreement”) by and between Intrepid Potash, Inc., a Delaware corporation (the “Company”), and ________ (the “Key Employee”), is entered into as of _______________ (the “Effective Date”).
RECITAL
The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Key Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Company believes it is imperative to diminish the inevitable distraction of the Key Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Key Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Key Employee with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Key Employee will be satisfied and which are competitive with those of other corporations.
AGREEMENT
NOW, THEREFORE, it is hereby agreed as follows:
1.Definitions. Unless the context or definitions elsewhere in this Agreement clearly indicate otherwise, the terms below shall be defined as follows:
a.    “Average Annual Bonus/STI” means the average of the annual bonuses/short-term incentive actually received by the Key Employee, if any, for the two (2) most recently completed fiscal years of the Company. In the event the Key Employee was employed, as of the Date of Termination, through only one completed fiscal year of the Company, the Average Annual Bonus/STI shall be equal to the average of the bonus/short-term incentive actually received by the Key Employee for such completed fiscal year and his target bonus/short-term incentive in effect as of the Date of Termination. In the event that Key Employee was not, as of the Date of Termination, employed through at least one completed fiscal year of the Company, Key Employee’s Average Annual Bonus/STI shall be deemed to be his target annual bonus/short-term incentive in effect as of the Date of Termination.
b.    “Cause” means any one or more of the following events:
(i)    conviction of (or pleading nolo contendere to) a felony;

(ii)    engaging in theft, fraud, embezzlement, or willful misappropriation of the property of the Company;

(iii)    violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general;

(iv)    Key Employee’s willful failure to perform substantially Key Employee’s material duties (other than such failure resulting from incapacity due to physical or mental illness), which, for avoidance of doubt, shall include Key Employee’s insubordination, after (1) a written demand for corrected performance is delivered to Key Employee by the Company’s Board of Directors (the “Board”) or by the Company’s Chief Executive Officer (or principal executive officer if the Company does not have a Chief Executive Officer) (the “CEO”) that identifies specifically the manner in which the Board or the CEO believes Key Employee has not performed substantially Key Employee’s material duties, and (2) Key Employee fails to cure the matters identified in the written demand within 30 days. No act or failure to by Key Employee shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

c.    “Change in Control” means:
(i)    the acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than any acquisition (1) directly from, or by, the Company, (2) by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, or (3) by Robert P. Jornayvaz III or Hugh E. Harvey, Jr. (collectively the “Principals”), or by any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that is controlled by one or more of the Principals; or
(ii)    the individual directors of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least two-thirds of the Board; provided, however, that for purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director; or
(iii)    consummation, in one transaction or a series or related transactions, of a reorganization, merger, or consolidation of the Company or sale or other disposition, direct or indirect, of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the Persons who were the “beneficial owners” of outstanding voting securities of the Company immediately prior to such Business Combination

“beneficially own,” by reason of such ownership of the Company’s voting securities immediately before the Business Combination, more than 30% of the combined voting power of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or
(iv)    approval by those Persons holding the voting securities of the Company of a complete liquidation or dissolution of the Company.
A Person will not be deemed to be a member of a “group” for purposes of this definition solely by virtue of becoming party to an agreement with one or more Principals that requires such Person to vote the voting stock of the Company in a manner specified by the Principals. In no event shall the sale of the Company’s common stock to the public by the Company or the Principals pursuant to a registration statement filed with the Securities and Exchange Commission constitute a Change in Control for purposes of this Agreement.
d.    “Code” means the Internal Revenue Code of 1986, as it may be amended or revised from time to time.
e.    “Date of Termination” means the date Key Employee terminates employment with the Company.
f.    “Disability” means any physical or mental condition which prevents Key Employee, for a period of 90 consecutive days, from performing and carrying out Key Employee’s material duties and responsibilities with the Company, as determined by the Board or the CEO.
g.    “Involuntary Termination” means:
(i)    Key Employee’s employment is terminated by the Company for any reason other than for Cause, death, or Disability; or
(ii)    Key Employee resigns as a result of any of the following events or conditions arising without the consent of Key Employee which remain in effect for at least thirty (30) days after notice has been provided by Key Employee to the Company of the existence of such event or condition: (1) a material reduction in Key Employee’s base salary or annual bonus opportunity; (2) a material diminution in Key Employee’s responsibility or authority; (3) a change of more than 30 miles in the location at which Key Employee primarily performs his services; or (4) any material failure by the Company to comply with any material term of this Agreement. Key Employee shall notify the Company of such event or condition within ninety (90) days of the initial existence of the event or condition.

It is the intent of the Company that a termination pursuant to this subparagraph 1g. shall meet the definition of “involuntary separation” set forth in Treasury Regulation Section 1.409A-1(n), and this Agreement shall be interpreted accordingly.
h.    “Termination Protection Period” means the period of time commencing on the date of a Change in Control and ending six (6) months after the date of such Change in Control.
2.    Term. The term of this Agreement shall extend from the Effective Date until the sooner of (a) the expiration of the Termination Protection Period, (b) the Key Employee’s Date of Termination, except in the case of a Qualified Termination (as defined in subparagraph 3a., below), or (c) the date on which the parties agree in writing to terminate this Agreement.
3.    Change in Control Benefits.
a.    Severance Payment and Benefits. In the event of an Involuntary Termination of Key Employee’s employment within the Termination Protection Period (a “Qualified Termination”), Key Employee shall be entitled to the following payments and benefits:
(i)    Cash Payments. The Company shall pay to the Key Employee in a lump sum in cash the aggregate of the following amounts:
(1)    an amount equal to the sum of (A) any base salary earned but not yet paid to Key Employee through the Date of Termination, (B) any bonus/short-term incentive earned and payable in accordance with the terms of any applicable Company bonus/short-term incentive plan but not yet paid to Key Employee as of the Date of Termination, and (C) any other compensation earned through the Date of Termination but not yet paid to Key Employee (the “Accrued Obligations”);
(2)    an amount equal to the product of (A) one (1), multiplied by (B) the sum of (x) the Key Employee’s annual base salary in effect on the Date of Termination (which shall, in all events, be deemed to be at least as much as the Key Employee’s annual base salary in effect as of the Change in Control), and (y) the Key Employee’s Average Annual Bonus/STI; and
(3)    an amount equal to the product of (A) the Key Employee’s target annual bonus/short-term incentive for the fiscal year in which the Date of Termination occurs, multiplied by (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365.
Except as may be required by subparagraph 3c., below, payment shall be made as soon as reasonably practicable following the Date of Termination, but in all events within thirty (30) days thereof.

(ii)    Health and Welfare Continuation. For one (1) year after the Key Employee’s Date of Termination, the Company shall provide, at the expense of the Company (to the extent permitted under applicable law), health and welfare benefits to the Key Employee and/or the Key Employee’s family which are at least equal to the benefits which would have been provided in accordance with the plans, programs, practices and policies in existence as of the Key Employee’s Date of Termination or, if more favorable to the Key Employee, as in effect generally at any time thereafter with respect to other peer Key Employees of the Company and their families, provided, however, that if the Key Employee becomes reemployed with another employer and is eligible to receive health and welfare benefits under another employer provided plan, program, or arrangement, the health and welfare benefits described herein shall be discontinued effective immediately upon Key Employee’s eligibility for such other coverage. It is the intent of the parties that, to the maximum extent permitted, the continued health and welfare benefits provided pursuant to this subparagraph shall be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B).
(iii)    Outplacement Services. The Company shall, at its sole expense as incurred, provide the Key Employee with up to $5,000 of individual outplacement services during the one (1) year period following the Date of Termination. The scope and provider of such services shall be selected by the Key Employee. It is the intention of the parties that the outplacement services provided pursuant to this subparagraph be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
b.    Equity Acceleration. All outstanding equity incentive awards made under the Intrepid Potash, Inc. Equity Incentive Plan, as amended and restated, and under any other equity incentive plans sponsored or maintained by the Company shall vest in full immediately prior to the occurrence of a Qualified Termination.
c.    409A Payment and Ordering Rules. Payments under this paragraph 3 are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A. Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to this paragraph 3 are made upon an “involuntary separation from service” but exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption will first be applied to any continued health and welfare benefits payable under this paragraph 3 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Key Employee’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the Date of Termination, until the exemption has been applied in full. Any payments under this paragraph 3 that are not exempt from Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Key Employee on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this paragraph, any payment or benefit to be made in installments or periodically shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this paragraph shall prohibit the Company and Key Employee from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.
4.    Non-Exclusivity of Rights. Excepted as specifically provided otherwise herein, nothing in this Agreement shall prevent or limit Key Employee’s continuing or future participation in any plan, program, practice, or policy provided by the Company for which Key Employee is qualified or may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Key Employee may have under any employee equity incentive, 401(k) plan, deferred compensation plan, health or life insurance plans, or other employee benefit plan of the Company. Except as explicitly modified by this Agreement, benefits which are vested or which Key Employee is otherwise entitled to receive under any plan, policy, practice, or program, or pursuant to any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice, program, contract, or agreement.
5.    Full Settlement. Except as specifically provided otherwise herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against Key Employee or others, unless such setoff or claim is based upon the fraud or intentional wrongdoing of Key Employee. In no event shall Key Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Key Employee under any of the provisions of this Agreement, and, except as specifically provided otherwise herein, such amounts shall not be affected by whether or not Key Employee obtains other employment.
6.    280G Provisions. If it is determined that any payment or benefit provided to or for the benefit of Key Employee (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to Key Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Key Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Key Employee’s Net After-Tax Benefit without application of the 4999 Limit. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Key Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. In the event (a) is greater than (b), Key Employee shall receive Payments solely up to the 4999 Limit, with cash Payments reduced or eliminated first and in the order that such Payments would be made to Key Employee, such that cash Payments that would be paid furthest in time from the date of the event triggering the payments would be reduced or eliminated last. In the event (b) is greater than (a), then Key Employee shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.
7.    Confidential Information; Non-Solicitation; Non-Disparagement.
a.    Confidential Information. Except as expressly authorized by the Board or the CEO, during the term of this agreement or at any time thereafter, Key Employee shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or its subsidiaries (collectively the “Intrepid Parties”) that Key Employee has acquired or become acquainted with or will acquire or become acquainted with during the period of Key Employee’s employment by the Company, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Intrepid Parties, any customer or dealer lists of the Intrepid Parties, any confidential or secret development of the Intrepid Parties, or any other confidential information or secret aspects of the business of the Intrepid Parties (collectively, “Confidential Information”). Key Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Intrepid Parties and represents a substantial investment of time and expense by the Intrepid Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Intrepid Parties would be wrongful and would cause irreparable harm to the Intrepid Parties. Both during and after the term of this Agreement, Key Employee shall refrain from any acts or omissions that would reduce the value of the Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Intrepid Parties, other than as a direct or indirect result of the breach of this Agreement by Key Employee; or (ii) is lawfully obtained by Key Employee from a third party, provided that Key Employee did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Key Employee. At the time of the termination of Key Employee’s employment, or at such other time as the Company may request, Key Employee shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Key Employee may then possess or have under his or her control.
b.    Non-Solicitation. In his capacity as an employee, Key Employee has met with and will continue to meet with the Intrepid Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business Relations”) on behalf of the Intrepid Parties, and, as a consequence of using or associating himself with the Intrepid Parties’ name, goodwill, and professional reputation, Key Employee has been placed in a position where he can develop personal and professional relationships with the Intrepid Parties’ current and prospective customers. In addition, during the course and as a result of Key Employee’s employment, Key Employee has been or may be provided certain specialized training or know-how. Key Employee acknowledges that this goodwill and reputation, as well as Key Employee’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Intrepid Parties. Accordingly, in consideration of the employment of Key Employee by the Company and the provision to Key Employee of this Agreement, Key Employee agrees that during the time period commencing on the date hereof and terminating on the date that is one (1) year after the Date of Termination, Key Employee shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Intrepid Parties to leave the employ of the Intrepid Parties, (ii) hire any person who was employed by the Intrepid Parties at any time during the one-year period immediately preceding the Date of Termination, or (iii) induce or attempt to induce any current or prospective Business Relation of the Intrepid Parties (including, without limitation, any business entity that the Intrepid Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Intrepid Parties.
c.    Non-Disparagement. Key Employee will refrain from making statements that criticize, disparage or ridicule the Intrepid Parties (which, for purposes of this subparagraph, shall include their directors, agents, officers, employees, members, or assigns) or that are detrimental to the reputation or image of any Intrepid Party. Key Employee agrees that if Key Employee receives an inquiry from a third party that seeks to elicit an opinion of Key Employee regarding any Intrepid Party, Key Employee shall respond by stating that there is no existing relationship between Key Employee and such Intrepid Party and that Key Employee is unable to comment further. Such statements (or words to that effect) shall not constitute a statement that criticizes, disparages or ridicules any Intrepid Party or that is detrimental to the reputation or image of any Intrepid Party. Key Employee shall reasonably cooperate with any reasonable requests, from the Company or a party negotiating with the Company, for information concerning the Company in connection with any transaction or proposed transaction involving the Company with respect to which the Board or the CEO requests Key Employee’s cooperation, and shall, in the course of such cooperation, make no statement and take no action that could reasonably be viewed as intending to impede or discourage the transaction or proposed transaction. Key Employee agrees and acknowledges that the foregoing provisions of this paragraph are reasonably designed to carry out the purposes of this Agreement, and do not constitute an unreasonable or overly broad limitation on Key Employee’s speech or action.
d.    Third-Party Beneficiaries. The provisions of this paragraph 7 may be enforced by any of the Intrepid Parties, and the protections afforded herein shall inure to each such Intrepid Party as an intended third-party beneficiary.
e.    Severability. To the extent that any provision of this paragraph shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this paragraph shall be unaffected. In furtherance of and not in limitation of the foregoing, should the duration of, or activities covered by the non-solicitation agreement contained in paragraph 7(b) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Key Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this paragraph shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

f.    Injunctive Relief. Key Employee agrees that it would be difficult to compensate the Intrepid Parties fully for damages for any violation of the provisions of this paragraph 7. Accordingly, Key Employee specifically agrees that the Intrepid Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this paragraph and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Intrepid Parties to claim and recover damages in addition to injunctive relief.
8.    Resolution of Disputes. To the extent permitted by applicable law, and except as provided below, any dispute arising out of this Agreement shall be submitted to binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association. In the event any dispute arising out of this Agreement may not be arbitrated under applicable law (which, for purposes of this Agreement, shall be deemed to include actions for temporary injunctive relief to enforce the provisions of paragraph 7 hereof), litigation concerning such dispute shall be brought and maintained only in the District Court for the City and County of Denver, Colorado, the County Court for the City and County of Denver, Colorado, or the U.S. District Court for the District of Colorado. The prevailing party in any arbitration or litigation concerning this Agreement shall recover, in addition to any damages or other relief awarded to that party, the prevailing party’s reasonable costs and attorneys fees.
9.    Successors and Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to Key Employee this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
10.    409A Savings Clause. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Key Employee the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Key

Employee’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A. To the extent required for compliance with Code Section 409A, if the Key Employee is a “specified employee” as of the date of the Key Employee’s “separation from service” (each as defined under Code Section 409A), any non-exempt payment shall not be made before the date that is six months after the date of “separation from service.”
11.    Miscellaneous.
a.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
b.    Amendment. Except as provided in Section 10, above, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
c.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given to the other party by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Key Employee:	To the most recent home address on file with the Company.

If to the Company:	Intrepid Potash, Inc. Attn: Human Resources 1001 17th Street, Suite 1050 Denver, CO 80202
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
d.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and the remaining provisions shall be enforced to the fullest extent permitted by law.
e.    Withholding Tax. The Company may withhold from any amounts payable under this Agreement such federal, state, and local taxes as shall be required to be withheld pursuant to applicable law or regulation.
f.    No Waiver. Key Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Key Employee or the Company may have under this Agreement shall not be deemed to be a waiver of any other provision or right of this Agreement.
g.    At-Will Employment. Key Employee and the Company each acknowledge that the employment of Key Employee by the Company is “at will,” and Key Employee’s employment may be terminated at any time and without notice by either Key Employee or by the Company for any reason or for no reason.
h.    Other Agreements. This Agreement sets forth the entire understanding of the parties with regard to the subject matter hereto and the parties agree that the payments and benefits provided herein shall be the sole change in control severance benefits to be provided to Key Employee. For avoidance of doubt, Key Employee understands and agrees (i) that Key Employee shall not be eligible to participate in the Intrepid Potash, Inc. Change in Control Severance Plan or any other change in control severance plan of the Company, as in effect from time to time, and (ii) that the terms of this Agreement shall supersede the terms of any prior agreement or understanding between the parties concerning the subject matter hereto.
IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.

Date:
[Key Employee Name]
INTREPID POTASH, INC.
Date:	By:
Title: _______________________________

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